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                                                 UNITED STATES
                                      SECURITIES AND EXCHANGE COMMISSION
                                            Washington, D.C. 20549

(Check One):  |_| Form 10-K |_| Form 20-F |_| Form 11-K |X| Form 10-Q |_| Form N-SAR

     For Period Ended: September 30, 2000

     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR

     For the Transition Period Ended: ___________________________

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                            Read Instruction (on back page) Before Preparing Form. Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

____________________________________________________________________________________________________________________________________

PART I -- REGISTRANT INFORMATION

____________________________________________________________________________________________________________________________________
Full Name of Registrant

Fuzzy Logic Software Corporation
____________________________________________________________________________________________________________________________________
Former Name if Applicable


____________________________________________________________________________________________________________________________________
Address of Principal Executive Office (Street and Number)

505 Burrard Street, Suite 680
____________________________________________________________________________________________________________________________________
City, State and Zip Code

Vancouver, British Columbia, Canada V7X 1M4
____________________________________________________________________________________________________________________________________

PART II -- RULE 12b-25(b) AND (c)

If the subject report could not be filed without  unreasonable  effort or expense and the registrant  seeks relief  pursuant to Rule
12b-25(b), the following should be completed. (Check box, if appropriate.)

  |X|   | (a) The reasons  described in  reasonable  detail in Part III of this form could not be  eliminated  without  unreasonable
        |     effort or expense;
        |
        | (b) The  subject  annual report,  semi-annual  report,  transition  report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR,
        |     or portion thereof, will be filed on or before the fifteenth calendar day following the  prescribed  due date;  or the
        |     subject  quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before  the  fifth
        |     calendar day following the prescribed due date; and
        |
        | (c) The accountant's  statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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PART III -- NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q,  N-SAR, or the transition report or portion thereof,  could not be filed within the prescribed time period. (Attach Extra Sheets if Needed.)

The Registrant hereby represents that it is unable to file its Quarterly Report on Form 10-QSB for the period ended September 30,
2000 without unreasonable effort or expense. The Reigistrant further represents that the Form 10-QSB will be filed by no later than
November 19, 2000, which is the 5th day following the date on which the Form 10-QSB was due.


PART IV--OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification

    Michael J. Muellerleile                                      (949)                                 660-9700
    ____________________________________________  _______________________________  _________________________________________________
                  (Name)                                    (Area Code)                             (Telephone Number)

(2) Have all other periodic reports required under Section  13 or 15(d) of  the Securities Exchange Act of
    1934 or Section 30  of the  Investment  Company Act of 1940 during the preceding 12 months or for such shorter  period that  the  registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
    |X| Yes  |_| No

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Fuzz Logic Software Corporation, a Delaware corporation, has caused this notification to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia on November 14, 2000.

                                                          Fuzz Logic Software Corporation,
                                                          a Delaware corporation

                                                          By:    /s/ Michael Lynch
                                                                 ------------------------------------
                                                                 Michael Lynch
                                                          Its:   President





INSTRUCTION:  The form may be signed by an executive officer of the registrant or by any other duly authorized  representative.  The name and title of the person signing the form shall be typed or printed beneath the signature.  If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's  authority to sign on behalf of the registrant shall be filed with the form.

----------------------------------------------------------- ATTENTION --------------------------------------------------------------
             Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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